Exhibit 10.1

LEASE AGREEMENT

BETWEEN

BMC SOFTWARE TEXAS, L.P.,

AS LANDLORD,

AND

OMEGA PROTEIN CORPORATION,

AS TENANT

DATED AS OF AUGUST 18, 2005

2101 CITY WEST BLVD.

HOUSTON, TEXAS

BASIC LEASE INFORMATION

WHEREAS, BMC Software Texas, L.P. and Omega Protein Corporation, a Nevada corporation, desires to into a Lease Agreement with respect to the premises described below.

NOW THEREFORE, in consideration of the foregoing, and the mutual promises and creation of leasehold estate set forth herein, the parties hereto hereby agree as follows:

Lease Date:	August 18, 2005

Landlord:	BMC SOFTWARE TEXAS, L.P., a Texas limited partnership

Tenant:	OMEGA PROTEIN CORPORATION, a Nevada corporation

Project:	The land described on Exhibit B attached to the Lease (the “Land“), the four (4) office buildings located on the Land commonly referred to as Building I, Building II, Building III and Building IV (herein so called), whose street address is 2101 City West Blvd., Houston, Texas 77042, and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof. The term “Building” shall mean each building in the Project in which a portion of the Premises is located for the period of time in which a portion of the Premises is so located.

Premises:	The Premises consists of a portion of floor 5 of Building III, containing 15,150 rentable square feet. The Premises is more particularly outlined on the plans attached to this Lease as Exhibit A. Landlord and Tenant stipulate that the number of rentable square feet in the Premises are as set forth above, and the number of rentable square feet in Building III shall be 209,696, which in each case shall be binding upon them regardless of the actual square footage.

Term:	Commencing on the later to occur of December 1, 2005 or five (5) days after delivery of the Premises by Landlord to Tenant pursuant to Section 3 of the Lease (the “Commencement Date”) and ending at 11:59 p.m. local time on the last day of the one-hundred twentieth (120th) Lease Month after the Commencement Date, subject to earlier termination as provided in the Lease.

Basic Rent	Throughout the Term, Tenant shall pay a basic annual rent equal to the product of (a) the Annual Basic Rental Rate per rentable square foot set forth below multiplied by (b) the number of rentable square feet in the Premises. The Annual Basic Rental Rate in effect from time to time under the Lease shall be as follows:

i

	Time Period	Annual Basic Rental Rate per rentable square foot
	Subject to free rent period and rent prepayment described below, Commencement Date - 36th Lease Month	$23.50

	37th Lease Month – 84th Lease Month	$24.00

	85th Lease Month – 120th Lease Month	$25.00

	The term “Lease Month“ shall mean each calendar month during the Term from and after the Commencement Date, and the first Lease Month of the Term shall be the whole or partial month in which the Commencement Date occurs.

	Notwithstanding the foregoing, for so long as no Event of Default has occurred and continues to occur, Basic Rent shall be abated for the first three (3) Lease Months following the Commencement Date.

	Concurrently with the execution of this Lease, Tenant shall prepay to Landlord an amount equal to the Basic Rent due for the fourth, fifth and sixth months of the Term (aggregate amount of $89,006.25). For so long as no Event of Default has occurred and is continuing, Landlord shall apply such sums towards Basic Rent as it becomes due hereunder. If an Event of Default has occurred and is continuing during the first six (6) Lease Months, Landlord shall be entitled to retain any remaining amount of prepayment as a Security Deposit and Tenant and shall, within three (3) days of a request by Landlord, pay to Landlord an amount equal to the difference between the amount paid on the Lease Date pursuant to this Section and the amount designated by Landlord as a Security Deposit. Such additional amount shall be added to the Security Deposit held by Landlord. In such event, Tenant shall pay Basic Rent as it becomes due hereunder, notwithstanding any prepayments made.

Operating Expense Base Year	2006

Tenant’s Percentage Share	7.25%

Security Deposit:	No initial security deposit.

Construction Allowance:	$20.10 per rentable square foot in the Premises.

Rent:	Basic Rent, Operating Expense Rent and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use, but in no event shall the Permitted Use include use of the Premises for any activity which is in competition with any business of BMC Software, Inc., a Delaware corporation, (including any successor entity, “BMC Software“) or its Affiliates that has been described in a previously issued BMC Competition Notice.

Initial Liability Insurance Amount:	Tenant’s insurance coverage as described in Section 10 of this Lease.

Tenant’s Address:	Before the Commencement Date: Omega Protein Corporation 1717 St. James Place, Suite 550 Houston, TX 77056 Attention: John D. Held Telephone: 713-940-6116 Telecopy: 713-940-6112

After the Commencement Date: Omega Protein Corporation 2101 City West Blvd., Building III, Suite 510 Houston, Texas 77042 Attention: John D. Held Telephone: 713-940-6116 Telecopy: 713-940-6112

Landlord’s Address:	BMC Software Texas, L.P. 2101 City West Blvd. Houston, Texas 77042 Attention: Director of Corporate Real Estate Telephone: 713-918-4483 Telecopy: 713-918-5112

	(c)	Partial Taking - Landlord’s Rights	14
	(d)	Award	14

14.	Fire or Other Casualty		15

	(a)	Repair Estimate	15
	(b)	Tenant’s Rights	15
	(c)	Landlord’s Rights	15
	(d)	Repair Obligation	15
	(e)	Abatement of Basic Rent	15

15.	Personal Property Taxes		16

16.	Events of Default		16

	(a)	Payment Default	16
	(b)	Estoppel	16
	(c)	Insurance	16
	(d)	Mechanic’s Liens	16
	(e)	Other Defaults	16
	(f)	Insolvency	16

17.	Remedies		16

	(a)	Termination of Lease	16
	(b)	Termination of Possession	17
	(c)	Perform Acts on Behalf of Tenant	17
	(d)	Alteration of Locks	17

18.	Payment by Tenant; Non-Waiver; Cumulative Remedies		17

	(a)	Payment by Tenant	17
	(b)	No Waiver	17
	(c)	Cumulative Remedies	18

19.	Landlord’s Lien		18

20.	Surrender of Premises		18

21.	Holding Over		18

22.	Certain Rights Reserved by Landlord		18

	(a)	Building Operations	18
	(b)	Access Control	19
	(c)	Prospective Purchasers and Lenders	19
	(d)	Prospective Tenants	19

23.	Miscellaneous		19

	(a)	Landlord Transfer.	19
	(b)	Landlord’s Liability	19
	(c)	Force Majeure	19
	(d)	Brokerage	19
	(e)	Estoppel Certificates	20
	(f)	Notices	20
	(g)	Separability	20
	(h)	Amendments; Binding Effect	20
	(i)	Quiet Enjoyment	20
	(j)	Competitor Provisions	20
	(k)	No Offer	20
	(l)	Entire Agreement	20
	(m)	Governing Law	21

v

	(n)	Recording	21
	(o)	Survival of Obligations	21
	(p)	Landlord’s Fees	21
	(q)	Telecommunications	21
	(r)	Riser Space	21
	(s)	Confidentiality	21
	(t)	Authority	22
	(u)	Hazardous Materials	22
	(v)	Parking	22
	(w)	List of Exhibits	22

24.	Use of Project Amenities		22

25.	Signage and Graphics		23

26.	Cancellation Option		24

27.	Renewal Right		24

28.	Right of First Refusal		24

29.	Substitute Space		24

30.	Landlord’s Default.		24

31.	Security Deposit		24

LIST OF DEFINED TERMS

Page No.
AAA Rules	I-1
Affiliate	1
Amenities	26
Approved Construction Documents	D-1
Arbitration Notice	I-1
Assessment	I-1
Basic Lease Information	1
Basic Rent	i
BMC Competition Notice	9
BMC Software	ii
Building’s Structure	1
Building’s Systems	1
Business Day	1
Cancellation Option	27
Casualty	16
Commercial Amenities	26
Competitor	10
Competitor Provisions	23
Damage Notice	16
Default	17
Default Rate	5
Disabilities Acts	9
Electrical Capacity Allowance	6
Estimate Notice	I-1
Event of Default	17
Force Majeure Events	22
Hazardous Materials	25
Holidays	6
HVAC	6
Initial Liability Insurance Amount	ii
Land	i
Landlord	1
Landlord’s HVAC Costs	6
Landlord’s Mortgagee	14
Law	1
Laws	1
Lease	1
Lease Month	ii
Loss	13
Management Fee	2
Mortgage	14
Offer Notice	M-1
Operating Expense Rent	2
Operating Expenses	3
Parking Garage	G-1
Permitted Use	ii
Premises	i
Prevailing Rental Rate	I-1
Primary Lease	14
Project	i
Property Taxes	5
Refusal Floor	M-1

Refusal Space	M-1
Renewal Exercise Notice	I-1
Renewal Term	I-1
Rent	ii
Repair Period	16
Security Deposit	ii
Suspension Notice	11
Suspension Period	11
Taking	15
Telecommunications Services	24
Tenant	1
Tenant Party	1
Tenant Work	D-1
Tenant’s Off-Premises Equipment	1
Tenant’s Plans	D-1
Term	i
Third Party Offer	M-1
Transfer	10

LEASE

This Lease Agreement as more particularly defined below (this “Lease”) is entered into as of August 18, 2005, between BMC SOFTWARE TEXAS, L.P., a Texas limited partnership (“Landlord”), and OMEGA PROTEIN CORPORATION, a Nevada corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Lease” means this lease agreement as from time to time amended as provided in this agreement; “Affiliate“ means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “GAAP” means US generally accepted accounting principles, consistently applied; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law“ shall mean any of the foregoing; “Market Rate” means, as of the date of determination, the then prevailing fair market effective rental rate, based on tenancies (for a term comparable to the time period in question) covering office space of comparable size and condition to the space in question in Class A buildings in Harris County, Texas (other than the Central Business District of the City of Houston, Texas or the Clear Lake/NASA area of Harris County), including the Building determined on a gross lease basis (using a 2006 base year and taking into consideration the level of improvements and allowances offered by Landlord, as versus those offered by other landlords to other prospective tenants in similar quality buildings and projects) improvement allowance of not more than $5.00 per rentable square foot) as of the date Tenant is to take possession of the space that is the subject of the option, taking into account the location, quality, and age of the Building (as versus other buildings in such markets), the Amenities and any other relevant terms or conditions that a reasonable and knowledgeable real estate professional would include in making such fair value rental rate determination; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees; and “Business Day” means any day other than a weekend day or a Holiday.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. The rentable area of any additions to, or reductions from, the Premises of less than a full floor shall be calculated in accordance with the American National Standard Method of measuring floor area in office buildings as published by the Building Owners and Managers Association International (ANSI Z65 1-1966), utilizing a common area factor of 11.3% for full floors and between 17.5% and 19.9% for multi-tenant floors.

3. Possession and Commencement. Subject to the terms of this Section 3, this Lease is a binding lease from the date executed, even though the Commencement Date is to occur at a later date. Landlord agrees that it shall deliver the Premises to Tenant upon execution of this Lease. By occupying any portion of the Premises, Tenant shall be deemed to have accepted the Premises in its condition as of the date of such occupancy. Prior to or promptly after occupying any portion of the Premises, Tenant and Landlord shall execute and deliver to Landlord a letter substantially in the form attached to Exhibit E hereto confirming (i) that Tenant has accepted the Premises, (ii) that Landlord has performed all of its obligations with respect to delivery of the Premises, and (iii) confirming the Commencement Date. Tenant hereby acknowledges that Landlord will construct a multi-tenant corridor on the 5th floor of Building III and that such construction may continue after the execution date of this Lease. Tenant and Landlord agree to, and to cause any contractors employed by each of them to, use reasonable efforts to coordinate construction and build-out work in order to minimize interference with the construction or build-out work of the other party.

4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association (or other financial institution reasonably acceptable to Landlord) at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by any applicable state and local sales or use taxes. Except as otherwise expressly provided herein, the obligations of Tenant to pay Basic Rent, Operating Expense Rent, and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent and estimated Operating Expenses Rent, adjusted as herein provided, shall be payable in 12 equal installments, due monthly in advance. Subject to the free rent period described in the Basic Lease Information, monthly installments of Basic Rent shall be payable on the first day of each month beginning on the Commencement Date.

(b) Proration of Basic Rent. Payments of Basic Rent for any fractional calendar month at the beginning or end of the Term shall be prorated for such partial month and shall equal the product of; (i) 1/365 of the annual Basic Rent in effect during the partial month; and (ii) the number of days in the partial month during the Term and shall be due on first day of the applicable partial month (subject to the abatement period described in the Basic Lease Information).

(c) Operating Expenses. In addition to the Basic Rent, Tenant, as additional rental, shall pay, for each calendar year during the Term, the sum of (i) the Management Fee for the calendar year in question over the Management Fee for the Base Year plus (ii) the Tenant’s Percentage Share of the total increase of the Operating Expenses for the calendar year in question over Operating Expenses for the Base Year (collectively, “Operating Expense Rent”). Landlord shall have the continuing option from time to time during the Term to change the method of calculating Operating Expense Rent such that it will thereafter be calculated on a twelve (12) month fiscal year basis instead of a calendar year basis (or vice versa as the case may be), but the exercise of such option shall not change the Base Year calculation. The “Management Fee” for any year (including the Base Year) shall be equal to 3% of the Basic Rent and Operating Expense Rent for such year. The Operating Expense Rent payable pursuant to this Section 4(c) shall be determined and adjusted in accordance with GAAP and the following procedures:

(i) On or before the fifteenth (15th) day of December 2005 and each December of the Term, Landlord shall give Tenant written notice of its estimate of Operating Expense Rent payable under this Section 4(c) for the ensuing calendar year. On or before the first (1st) day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts together with the Basic Rent, provided that if such notice is not given in December, Tenant shall continue to pay during the ensuing calendar year on the basis of the amounts payable during the calendar year just ended, until the month after such notice is given. If at any time (but not more than three (3) times in any calendar year) it appears to Landlord that the actual amount payable under this Section 4(c) for the current calendar year will vary from Landlord’s estimate, Landlord may revise, by written notice to Tenant, its estimate for such year, and subsequent payments by Tenant coming due more than fifteen (15) days thereafter for such year shall be based upon such revised estimate. Failure to make a revision contemplated by the immediately preceding sentence shall not prejudice Landlord’s right to collect the full amounts of additional rental payable under this Section 4(c).

(ii) Within ninety (90) days after the close of each calendar year during the Term, except with respect to the calendar year during which the Commencement Date occurs, Landlord shall deliver to Tenant a statement of the adjustments to be made pursuant to this Section 4(c) for the calendar year just ended, and such statement shall be final and binding upon Landlord and Tenant (subject to Tenant’s audit right set forth in Section 4(c)(iv) below). If on the basis of such statement Tenant owes an amount that is less than the estimated payments for the calendar year just ended previously made by Tenant, Landlord shall credit such excess to the next payment(s) of Basic Rent coming due pursuant to this Section 4 or, if less than three (3) months remain in the Term or the Term has expired, refund such excess to Tenant within thirty (30) days if there then exists no Event of Default under this Lease (in the instance of an Event of Default, such excess shall be held as additional security for Tenant’s performance, and may be applied by Landlord to cure any such Event of Default and shall not be refunded until any such Event of Default is cured). If on the basis of such statement Tenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement.

(iii) If the Lease term shall expire on a day other than the last day of a calendar year, the amount of additional rental payable pursuant to this Section 4(c) shall be the product of multiplying the additional rental which otherwise would have been payable for the full calendar year by a fraction, the numerator of which is the actual number of days of the calendar year in question included within the Lease Term, and the denominator of which is three hundred sixty-five (365). The expiration of this Lease shall not affect the obligations of Landlord and Tenant pursuant to subsection (ii) of this Section 4(c) to be performed subsequent to such expiration.

(iv) Within one hundred twenty (120) days after Tenant receives the annual statement of Operating Expenses for the Building, Tenant may contest the statement by written notice to Landlord, which notice shall specify the particular areas of Operating Expenses that Tenant desires to contest. If no such contest is made by written notice to Landlord delivered within such 120-day period, such statement shall be binding upon Tenant in all respects. Notwithstanding the foregoing, Tenant may only audit the books and records of Landlord with respect to the Premises and/or the Lease so long as Tenant fully complies with all of the following requirements: (1) any audit by Tenant shall be conducted by Tenant’s employees or a firm of national or regional standing and reputation (and not compensated on a contingent basis related to overstatements of Operating Expenses) but the persons performing such audit must be Tenant’s employees or have not less than five (5) years experience in auditing office building operating expenses; and (2) any audit shall be conducted in Landlord’s offices during ordinary business hours, and after delivery to Landlord of at least thirty (30) days prior written notice. If the results of such audit reflect that the amount of Operating Expense Rent actually paid by Tenant to Landlord for the period in question have not been overstated, then Tenant shall immediately pay to Landlord, and reimburse Landlord for, the costs and expenses incurred by Landlord in connection with such audit, including without limitation, costs attributable to the time spent by Landlord’s or Landlord’s property management company’s staff in connection with such audit, as such costs are reasonably determined by Landlord (however in no event shall the cost of such audit be included in such costs and expenses); provided, Landlord shall promptly pay to Tenant the amount by which Operating Expense Rent had been overstated, as determined by the parties or by a court of competent jurisdiction or pursuant to binding arbitration, if the parties agree to binding arbitration in connection with such dispute (but the results of the audit shall not be binding on Landlord for evidentiary purposes). If Operating Expenses have been overstated by more than three percent (3%), Landlord shall additionally pay the reasonable out-of-pocket cost of Tenant’s audit. Landlord and Tenant shall use their commercially reasonable efforts to cooperate in such audits and to reasonably resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses.

(v) “Operating Expenses” shall mean all reasonable costs actually paid or incurred by Landlord in the management, operation, maintenance, repair and access control and other security of the Building, including, but subject to the foregoing, the following:

1. Costs and expenses for the maintenance and repair of the Building and the personal property used in connection therewith, including, (A) the heating, ventilating and air conditioning equipment, (B) plumbing and electrical systems, (C) light bulbs and glass, including replacement thereof, and (D) elevators.

2. Cleaning and janitorial costs and expenses, including window cleaning expenses, for the Building.

3. Indoor and outdoor landscaping and grounds maintenance costs and expenses, including the replacing and replanting of flowers, grass and bushes in and around the Building, and the maintenance thereof.

4. Utility costs and expenses including those for electricity and other fuels and forms of power or energy, cable, water charges, sewer and waste disposal for the Building.

5. Costs and expenses of repainting and recarpeting the common areas of the Building; provided, however, that, except as specified in subsections 6 and 10 hereof, the costs of structural changes to the Building which should be capitalized in accordance with GAAP shall not be included in Operating Expenses.

6. Costs of all repairs, alterations, additions, changes, replacements and other items required by any law or governmental regulation imposed after the date of this Lease, regardless of whether such costs, when incurred, are classified as capital expenditures.

7. Cost of wages and salaries of all persons engaged in the management, operation, maintenance, repair and access control and other security of the Building, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans or any other similar or like expense, costs of uniforms and all other costs or expenses which the Landlord pays to or on behalf of employees engaged in the management, operation, maintenance, repair and access control and other security of the Building. This item of Operating Expenses shall include, without limitation, salaries, expenses, fringe benefits and other compensation to management personnel of Landlord (including the on-site property manager (allocated across the relevant buildings in the Project if the manager manages more than one building in the Project) and a pro rata portion of any regional property manager but only to the extent such manager spends time on management of the Building, but entirely excluding all those personnel above the regional property manager) to the extent reasonably and directly allocable to the management, operation maintenance, repair and access control and other security of the Building.

8. Charges of any independent contractor which, under contract with the Landlord or its manager or representatives, does any of the work of managing, operating, maintaining, repairing or providing access control and other security for the Building.

9. Accounting fees and expenses for management of the Building, together with legal and accounting fees and expenses related to seeking or obtaining reductions in and/or refunds of Property Taxes, provided such fees and expenses are commercially reasonable.

10. Amortization over such period of time as Landlord shall reasonably determine in accordance with GAAP, with interest at a rate per annum equal to eight percent (8%), of capital expenditures for capital improvements made by Landlord, but the cost of such capital improvements shall only be included to the extent of the actual (or reasonably expected) reduction in Operating Expenses arising therefrom.

11. Landlord’s allocable insurance costs and expenses for all types of insurance carried by Landlord with respect to the Building.

12. All costs of security and security systems at the Building, including, without limitation: (A) wages and salaries (including management fees) of all employees engaged in the security of the Building; (B) all supplies, materials, equipment, and devices used in the security of the Building, and any upgrades thereto; (C) all service or maintenance contracts with independent contractors for the security of the Building including, without limitation, alarm service, personnel, security guards, watchmen, and any other security personnel; and (D) all costs for improvements made to the Building which, although capital in nature, Landlord determines, in its reasonable discretion, are necessary to enhance the security systems and improve the security measures at the Building.

13. Property Taxes.

14. License, permit and inspection fees associated with the ongoing operation and maintenance of the Building.

15. Expenses and fees (including legal fees and costs) reasonably incurred contesting the validity or applicability of any governmental enactments which affect the operation, maintenance and repair of the Building.

16. Such other costs, fees and expenses paid by Landlord from time to time, in connection with the management, operation, maintenance, repair and security of the Building.

In addition to the foregoing costs with respect to the Building, Operating Expenses shall include the Building’s proportionate share of each such costs as they relate to the common areas of the Project (including the costs of operating the Amenities, less revenues generated by such Amenities), with such proration to be as reasonably determined by Landlord, but it is agreed by the parties hereto that an allocation based on the rentable square feet of the Building as compared to the rentable square feet of other office space in the Project is a reasonable method of allocation.

Except as specifically described in 1 through 16 above or as specific exceptions from the exclusions described in Exhibit H, the term Operating Expenses shall not include the matters described on Exhibit H.

If the average occupancy level was less than ninety-five percent (95%) of the total Rentable Area of the Building during any calendar year of the Term, including the Base Year, the actual Operating Expenses (including Property Taxes), for that calendar year shall be adjusted in accordance with industry standards and generally accepted accounting principles, consistently applied, to equal Landlord’s reasonable estimate of Operating Expenses had ninety-five percent (95%) of the total Rentable Area of the Building been occupied. Such gross up adjustments shall be made by Landlord by increasing those costs included in the Building/Project Operating Expenses which, according to industry practice but depending on the specific situation of the Building/Project, vary based upon the level of occupancy of the Building/Project (including, without limitation, janitorial contract costs, electricity costs and management fees).

(v) “Property Taxes” shall mean the following: (1) personal property ad valorem taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used in connection with the Building for the operation thereof; (2) real estate ad valorem taxes, assessments, impact fees, sewer charges and transit taxes; and (3) any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate ad valorem taxes) which in case of (2) or (3) may now or hereafter be levied or assessed against the Building and the land underlying the Building or the rents derived from the Building (in the case of special taxes or assessments which may be payable in installments, only the amount of installments paid during a calendar year shall be included in the taxes for that year). Notwithstanding any provision contained herein to the contrary, Property Taxes shall not include (A) any state, local, federal, personal or corporate income tax measured by the income of Landlord from all sources or from sources other than rent alone; (B) any estate inheritance taxes; (C) any franchise, succession or transfer taxes; (D) interest on taxes or penalties resulting from Landlord’s failure to pay taxes; or (E) any tax of the type described in Section 15 whether arising from this Lease or any other lease in the Building.

5. Delinquent Payment. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”). In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6. Landlord’s Obligations.

(a) Services. Landlord shall furnish to Tenant (1) water at those points of supply provided in the Premises as delivered to Tenant and for general use of tenants of the Building; (2) heated and refrigerated air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are indicated by the specifications attached as Exhibit J hereto during the hours of 7:00 a.m. and 6:00 p.m. Monday through Friday (and, upon written request of Tenant delivered to Landlord before 3:00 p.m. on the Business Day such usage may be required and identifying the floor or floors as to which Tenant desires such service,) between 8:00 a.m. and 1:00 p.m. on Saturdays (in each case other than Holidays); (3) janitorial service to the Premises on weekdays, other than Holidays, for Building-standard installations and Building cleaning, each in accordance with the specifications attached as Exhibit K hereto (but any above standard cleaning for the Premises shall be paid for directly by Tenant); (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and Holidays; (5) electrical current of up to five (5) watts per usable square foot connected load for electric power for equipment that does not require more than 120 or 208 volts or which is typically found in offices, plus one and a half (1.5) watts per usable square foot for fluorescent lighting and all equipment that requires more than 277 or 480 volts (“Electrical Capacity Allowance”); (6) a card-key access system for twenty-four (24) hour access to the Premises and the Parking Garages three hundred sixty-five (365) days a year, (7) replacement of building standard light bulbs in the Premises and non-standard light bulbs if Tenant supplies the bulbs at its expense, and (8) chilled water as described in Section 6 of Exhibit D. Landlord has no obligation to provide utilities if the failure to provide such utilities is due to the failure of any utility to supply service to the Buildings. If Tenant desires any of the services specified in Section 6(a)(2) at any time other than between 7:00 a.m. and 6:00 p.m. on weekdays and between 8:00 a.m. and 1:00 p.m. on Saturday (in each case other than Holidays), then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the Business Day such extra usage may be required and identifying the floor or floors as to which Tenant desires such service, and Tenant shall pay to Landlord the cost of such services within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. If Landlord receives the request to provide such after hours services after 3:00 p.m. it shall use commercially reasonable efforts to provide such services, and if provided, there shall be a charge of $25.00 for late-turn on of such services. “Holidays” means New Year’s Day, Memorial Day, Independence Day (4th of July), Labor Day, Thanksgiving Day, Christmas Day and any other Business Days where Tenant and Landlord are both scheduled to be closed for business. Landlord’s charge for after-hours HVAC shall be at Landlord’s HVAC Cost plus ten percent (10%) of Landlord’s HVAC Costs to cover Landlord’s administrative costs. “Landlord’s HVAC Costs” shall mean costs for electricity, water, sewage, water treatment, labor, metering, filtering, maintenance, depreciation and administrative overhead reasonably allocated by Landlord to providing such service. Landlord’s current charge for after-hours HVAC is $40.00 per air handler per hour.

(b) Excess Utility Capacity or Use. (1) Landlord shall not be required to furnish electrical current to any portion of the Premises that exceeds the Electrical Capacity Allowance. If Tenant’s requirements for electrical capacity exceed the Electrical Capacity Allowance, Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, but only to the extent the same are necessary and shall not cause permanent damage to the Buildings or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb Landlord or other lessees or occupants of the Buildings. Tenant shall pay to Landlord the cost of any required upgrading of the electrical capacity of the Building within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. Tenant shall pay the cost of additional electricity consumption arising from such increase in the electrical capacity of the Premises or the Building. Landlord may determine the amount of such additional consumption and potential consumption by any reasonably verifiable method, including installation of separate meter(s) in the Premises installed, maintained, and read by Landlord, at Tenant’s expense.

(2) If Landlord reasonably believes based on consultation with an engineer that Tenant’s electrical usage (other than any specialty-use equipment or areas such as data centers) will exceed normal office usage of 138,259 kwH/ for the Premises per calendar year (subject to pro rata adjustment for charges in the size of the Premises) then Landlord reserves the right to meter Tenant’s electrical usage and separately charge Tenant for consumption in excess of such standard. As to specialty-use equipment or areas such as data centers, Landlord shall have the right to separately meter and charge Tenant for electricity consumption for such equipment or in such areas. In either case, Tenant shall pay for the cost of such meters and the installation thereof.

(3) If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, then, subject to Section 7 below, Tenant may install supplemental air conditioning units or other supplemental equipment in the Premises, provided that such supplemental units or equipment are either the same or substantially similar to those used by Landlord in the Building or are floor mounted units in Tenant’s data center, and the cost thereof, including the cost of installation, operation, use, submeters, and maintenance, shall be paid by Tenant.

(c) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, except as expressly stated in this Lease, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of ten (10) consecutive Business Days (or three (3) consecutive Business Days, in the case of the services listed in Section 6(a)(1), (2), (5) or a failure of Landlord to provide access to the Premises) following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability was not caused by a Tenant Party, governmental directive, or failure of the utility to provide service to the Building, then Tenant shall, as its exclusive remedy be entitled to an abatement of Rent as to the portion of the Premises that Tenant is prevented from using for each consecutive day from the date of such interruption that Tenant is so prevented from using such portion of the Premises. If Landlord is unable to provide the parking contemplated, and such unavailability was not caused by a Tenant Party, then Landlord shall use reasonable efforts to provide alternative parking in the immediate area as set forth in Exhibit G, but shall not have a right to any abatement of Basic Rent or Operating Expense Rent, if such alternative parking is not provided. Notwithstanding the foregoing, if Tenant is prevented from using the Premises because of the unavailability of the services listed in Section 6(a)(1), (2), (5) or a failure of Landlord to provide access to the Premises in each case for a period of 90 Days following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability or lack of access was not caused by a Tenant Party, governmental directive, or failure of the utility to provide service to the Building, then Tenant may terminate this Lease by delivering written notice to Landlord within fifteen (15) days following the expiration of such 90-Day period.

(d) Landlord Maintenance. Except for damage caused by any act or omission of a Tenant Party, Landlord shall provide the services referred to in clauses (1) through (5) of Section 6(a) and shall maintain or cause the maintenance each of the Building and the Parking Garage and the common areas of the Project owned by Landlord at a level substantially similar to the level of service and maintenance that is typical in “Class A” office buildings in the Westchase submarket in Houston, Texas. Landlord shall not be obligated to make any repairs under this Section 6(d) until a reasonable time after receipt of written notice from Tenant of the need of such repairs under this section. If any repairs are required to be made by Landlord, Tenant shall, at Tenant’s sole cost and expense, promptly remove Tenant’s fixtures, inventory, equipment and other property to the extent required to enable Landlord to make such repairs. Landlord’s liability for failure to make any such repairs or corrections shall be limited to the cost of such repairs or corrections. Landlord shall make all repairs in a diligent and expeditious manner, using reasonable efforts to minimize any interference with Tenant’s business.

7. Improvements; Alterations; Repairs; Maintenance.

(a) Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense (except to the extent of the Construction Allowance provided by Landlord to Tenant with respect to the initial Tenant Work pursuant to Exhibit D) only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld. No alterations or physical additions in or to the Premises (other than repainting, recarpeting, or the changing of other wall coverings in each case not visible from outside the Premises) may be made without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be unreasonable for Landlord to withhold its consent to any improvements, alterations or additions that (1) in Landlord’s reasonable judgment, would adversely affect the Building’s Structure or the Building’s Systems or (2) are visible from outside the Premises, including lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises. Any such alterations, additions, and improvements constructed, maintained or used by Tenant shall be constructed, maintained and used at Tenant’s risk and expense, in accordance with all Laws. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Tenant shall only be required to remove improvements to the Premises that are unusual, extraordinary or expensive to remove, such as, without limitation, raised flooring, floor penetrations, and supplemental HVAC units. Landlord agrees to notify Tenant at the time of approval of the improvements if they are the type that will require removal on surrender of the Premises, but in no event shall Tenant be required to remove any improvement existing at the time the Premises are delivered by Landlord to Tenant.

(b) Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all of Tenant’s Off-Premises Equipment (as defined in Section 1 above). To the extent not covered by Landlord’s insurance, Tenant shall repair or replace, subject to Landlord’s direction and supervision as to any area other than within the Premises, any damage to the Buildings caused by any negligence or willful misconduct of any Tenant Party. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 7 shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor.

(c) Performance of Work. All work described in this Section 7 and pursuant to Exhibit D shall be performed only by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, its affiliates and Landlord’s property management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all contractors and subcontractors performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be scheduled with Landlord and its security personnel, and shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the life safety or elevator systems of the Building must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including reasonable and necessary expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefore together with interest at the rate of 8% per annum. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease. Landlord agrees that Tenant’s foregoing obligations shall not apply to the extent the lien arises from a failure of Landlord to pay the relevant installment of the Construction Allowance if properly payable to Tenant, but such exception shall apply only so long as such installment is not paid to Tenant after being due Tenant. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.

8. Use. (a) Tenant shall continuously occupy and use the Premises only for the Permitted Use. BMC Software (whether or not it is then the Landlord) shall have the right from time to time to issue notices (each a “BMC Competition Notice”) to tenants and/or owners of the Project setting forth in good faith a description of its and its Affiliates business and/or the identity of Competitors. Exhibit L is the first BMC Competition Notice. At the request of BMC Software from time to time, Tenant shall within fifteen (15) days provide a description of its then existing business to BMC Software such that it can determine if Tenant is in compliance with this Lease. Tenant may in writing request BMC Software to provide a BMC Competition Notice. For clarification, neither Landlord nor BMC Software shall contend that Tenant is in breach of the Lease for engaging in a general office use of the Premises that is competitive with BMC Software if Tenant can demonstrate that its use of the Premises was not identified to Tenant in a BMC Competition Notice or BMC Software can demonstrate that such use was otherwise known to Tenant prior to Tenant commencing to use the Premises for such Competitive Use.

(b) Tenant shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, with respect to compliance of the Premises with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”), Landlord covenants that any bathrooms, water fountains, and elevator lobbies that may be part of the Premises as delivered to Tenant comply with the Disabilities Acts and Tenant shall cause the entire Premises (including, to the extent included in the Premises, the bathrooms, water fountains and elevator lobbies) to comply with the Disabilities Acts thereafter. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Buildings or its contents, or for the storage of any Hazardous Materials (other than typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws). Tenant shall not, without Landlord’s prior written approval, which may be withheld in Landlord’s sole and absolute discretion, use any substantial portion of the Premises in excess of up to one floor of rentable square feet for a “call center,” any other telemarketing use, or any credit processing use. If, because of a Tenant Party’s acts, or because Tenant abandons the Premises, the rate of insurance on the Buildings or their contents increases, then Tenant shall pay to Landlord the amount of such increase within fifteen (15) days after demand by Landlord, and acceptance of such payment shall not waive any of Landlord’s other rights. If, because of a Tenant Party’s acts, Landlord’s insurance carrier notifies Landlord that it intends to cancel Landlord’s insurance and if Tenant fails to cease or remediate such acts within the time period necessary to prevent the cancellation of such insurance, then such acts shall be an Event of Default. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants, Landlord or the property manager in its management of the Buildings.

9. Assignment and Subletting.

(a) Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 9(a)(1) through 9(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord agrees that so long as the Affiliate to which a Transfer is proposed to be made does not fall within (2), (3), (4) or (7) below, Landlord shall not withhold consent to a Transfer to an Affiliate. However in all other cases, it shall be, without limitation, reasonable for Landlord to withhold its consent to any assignment or subletting of the Premises if the proposed transferee (1) does not have a good reputation in the business community, (2) will use the Premises for uses that are not the Permitted Uses (for example, without limitation, uses for credit processing and telemarketing) or will use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Buildings or Project, (3) will use the Premises, Buildings or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Buildings or Project or would adversely affect the mechanical systems or structural components of the Building, (4) is a governmental entity, or subdivision or agency thereof, (5) is another occupant of the Project, (6) is a person or entity with whom Landlord is then, or has been within the last thirty day period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or any Affiliate to any such person or entity, and (7) is a Competitor. As used herein, the term “Competitor” shall mean (i) Compuware; NEON Systems, Inc.; Computer Associates International, Inc.; Envive Corporation; Micromuse, Inc.; Net IQ; HP Openview; Tivoli Systems, Inc., (ii) any entity determined in good faith by Landlord to be in competition with BMC Software and/or its Affiliates either at the time of request for consent to Transfer or described as such in a BMC Competition Notice or (iii) any entity that is an Affiliate, of or a strategic partner of, any of the foregoing.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) Business Days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord shall notify Tenant within ten (10) days after request therefor to reimburse Landlord for its reasonable out-of-pocket costs incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to and Effect of Consent. Landlord shall provide Tenant with notice of its consent to a transfer within fifteen (15) days of receipt of a request for consent as described in Section 9(c) hereof, together with all required information. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 9(e). The provisions of this Section 9(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Suspension. Landlord may, within fifteen (15) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, suspend this Lease as to the portion of the Premises proposed to be sublet as of the date the proposed Transfer is to be effective and for the period of the proposed sublease, or cancel this Lease as to such space in the event of an assignment or a sublease for the remainder of the Term (in each case such period being the “Suspension Period”) upon written notice to Tenant (a “Suspension Notice”). Upon receipt of Landlord’s Suspension Notice, Tenant may within ten (10) days after receipt of such notice withdraw its request for Landlord’s consent to an assignment or subletting upon written notice to Landlord, in which event both Tenant’s request and Landlord’s Suspension Notice shall be deemed null and void and of no effect. Tenant shall pay to Landlord all Rent accrued through the date of the beginning of the Suspension Period relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) for the Suspension Period without liability to Tenant. If Landlord exercises such right, Tenant shall not be liable for the payment of Basic Rent for the Suspension Period, nor for any other obligations arising under this Lease from and after the later of the Suspension Period or the date Tenant vacates the Premises at the commencement of the Suspension Period (and Tenant shall be considered holding over under Section 21 if it fails to vacate at the commencement of the Suspension Period), but such suspension or cancellation shall not relieve Tenant of any obligation or liability arising prior to such date or which by the terms hereof or their inherent nature survive the termination of this Lease (including, without limitation, with respect to any event or circumstance for which Tenant is to provide indemnity hereunder, in which event such indemnity obligations shall continue regardless of such suspension or cancellation).

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (i.e., brokerage commissions and tenant finish work) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Occupancy by Affiliates. Notwithstanding Section 9(a), Tenant may, without the written consent of Landlord, permit all or any portion of the Premises to be occupied by any Affiliate of Tenant that is not a Competitor without the necessity of an assignment or sublease, provided, however, Tenant shall promptly notify Landlord of any such occupancy. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder. Additionally, such Affiliate shall execute an acknowledgement where such Affiliate agrees to comply with all of the terms and conditions of this Lease, including the Permitted Use. The use of the Premises by such Affiliate may not violate any other agreements affecting the Premises, the Buildings or the Project, Landlord or other tenants of the Buildings or the Project. Prior to any such occupancy, Tenant agrees to furnish Landlord with documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such occupancy, and evidence of insurance as required under this Lease with respect to such Affiliate. The occupancy of the Premises by any Affiliate of Tenant shall not waive Landlord’s rights as to any other Transfers.

10. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant Insurance. During the term and existence of this Lease Agreement, Tenant shall, at its sole cost and expense, carry insurance on forms subject to the reasonable approval of Landlord, with an insurance company or companies authorized to do business in the State of Texas and which are otherwise reasonably satisfactory to Landlord (A.M. Best rating of A+ or better).

(1) Commercial General Liability Insurance with limits of not less than: Bodily Injury/Property Damage $1,000,000 each occurrence (combined single limit)/$2,000,000 General Aggregate. Said insurance as is provided by this policy must apply to the contractual liability assumed by Tenant for bodily injury and property damage under the provisions of this Lease.

(2) Comprehensive Automobile Liability Insurance with limits of not less than: Bodily Injury/Property Damage, $1,000,000 each occurrence (combined single limit).

(3) Umbrella or Excess Liability in the amount of $5,000,000 Combined Single Limit Occurrence/Aggregate.

(4) Statutory Worker’s Compensation Coverage to the extent required by State Law. and Employers Liability insurance with limits of $1,000,000 each Occurrence/Aggregate.

(5) Risk, Fire and extended coverage insurance or similar type of physical damage to property insurance covering, inter alia, the perils of fire, water damage, lightning, windstorm, tornado, hail, flood, explosion, riot, civil commotion, vandalism, malicious mischief, theft, smoke, aircraft or land vehicle damage in an amount not less than the replacement cost of the tenant fixtures and improvements within the Premises (i.e. any improvements whether existing at the time the Premises was delivered to Tenant or thereafter installed by Tenant) to the extent such fixtures and improvements exceed the lesser of building standard improvements or $25 per rentable square foot within the Premises, as well as Tenant’s vehicles, inventory, equipment, furniture, fixtures or other such similar property in the Premises and all Tenant Off-Premises Equipment. Coverage shall be written on a replacement cost basis.

(6) Landlord will be named as an additional insured on policies detailed in Sections 10(a)(1), 10(a)(2), and 10(a)(3) above, but only to the extent of events occurring on the Premises (and even in the event of the negligence of Tenant or Landlord) or which otherwise are part of Tenant’s obligations and liabilities under this Lease. Upon request of Landlord from time to time, Tenant shall provide insurance certificates evidencing such above insurance coverage.

(7) The above insurance shall be on an occurrence basis and shall include a requirement that the insurer(s) provide Landlord with 30 days’ written notice prior to the effective date of any cancellation or material change of said insurance. Tenant shall provide Landlord with a Certificate of Insurance complying with Landlord’s reasonable and customary requirements. Any and all deductible(s), self-insured retention(s) retrospective adjustments and the like in connection with Tenant’s policies are solely for Tenant’s account. All insurance required herein shall be endorsed to provide that Tenant’s insurance shall be primary insurance, as respects the additional insured, irrespective of any “excess” or “other insurance” clauses contained in policies maintained solely by Landlord.

(b) Landlord’s Insurance. During the Term of this Lease Agreement, Landlord shall keep and maintain: (1) Property Insurance covering the Facility against damage and destruction by fire, vandalism, and other perils so called “All Risks” perils; and (2) Commercial General Liability Insurance with limits of not less than: Bodily Injury/Property Damage $1,000,000 each occurrence (combined single limit)/$2,000,000 General Aggregate. The “All Risks” perils shall also include the perils of earth movement, flood, and boiler and machinery. The amount of the Property Insurance shall be equal to the full replacement value of the base Building, plus an amount for tenant improvements equal to $25 per rentable square foot within the Premises. The Property Insurance shall include a replacement cost endorsement subject to no co-insurance. The Commercial General Liability Insurance shall apply to all contractual liability of Landlord for bodily injury and property damage under the provisions of this Lease.

(c) No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under (or represents the deductible under) any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Each party shall cause its insurance carrier to waive the carrier’s rights of recovery under subrogation or otherwise against the other party, and if necessary to be effective, so endorse all applicable policies.

(d) Indemnity. Subject to Section 10(c), Tenant shall defend, indemnify, and hold harmless Landlord, its Affiliates and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees) arising from (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss“), arising from any occurrence on the Premises or arising out of the installation, operation, maintenance, repair or removal of any of Tenant’s Off-Premises Equipment, (2) any Loss occurring on the Project (other than on the Premises and other than with respect to Tenant’s Off-Premises Equipment, the indemnities therefore being set forth in Section 10(d)(1) above) to the extent caused by any act or omission or willful misconduct of any Tenant Parties, (3) any Loss arising from any Tenant Party’s acts or omissions or willful misconduct in connection with its use of the Amenities or (4) Tenant’s failure to perform its obligations under this Lease, but in the case of (1) through (3) (but not (4)), not to the extent the Loss was caused by the negligence or fault of Landlord or its agents. The indemnity set forth in this Section 10(d) shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the Tenant agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

11. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination.

Landlord represents and warrants to Tenant that, as of the date hereof, the Building is not subject to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). This Lease shall not be subordinate to any future Mortgage or Primary Lease unless Landlord’s Mortgagee agrees to execute a non-disturbance agreement with or for the benefit of Tenant whereby it agrees not to disturb Tenant’s possession of the Premises provided Tenant is not in Default. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) Business Days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease, in each case including provisions similar to those in Section 11(d) below.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to cure any of Landlord’s defaults hereunder. Landlord shall give Tenant notice of the identity, address, telephone and telecopier numbers of all future Landlord’s Mortgagees.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord), except for payment of the Construction Allowance if not paid by Landlord; (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

12. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project, provided that such will not unreasonably interfere with Tenant’s use of the Premises and provided further that Tenant shall not be responsible for compliance with any amended rules and regulations until Landlord provides Tenant with a written copy of such amended rules and regulations. Landlord shall use reasonable good faith efforts to enforce the rules and regulations equitably among the tenants at the Building. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party. Where any current or future rule or regulation shall be inconsistent or conflict with any other provision of this Lease, the latter shall prevail.

13. Condemnation.

(a) Total Taking. If the entirety of the Building or the entire Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than 90 days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking for the period of the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent shall abate as provided in the last sentence of Section 13(b).

(d) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, loss of leasehold estate, and other claims it may have.

14. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by flood, fire or other casualty (a “Casualty”), Landlord shall, within 30 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If any portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the commencement of repairs (the “Repair Period”) with the insurance or other proceeds made available to Landlord for the Casualty in question, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant (A) as to the portion of the Premises that Tenant is prevented from conducting its business in due to such Casualty or (B) in its entirety. If Landlord terminates this Lease in its entirety, such termination shall be effective immediately as to the portion of the Premises that such Casualty prevents Tenant from conducting its business in and shall be effective 60 days after Landlord’s notice of termination as to the remainder of the Premises so as to afford Tenant an opportunity to locate new space and relocate its business.

(d) Repair Obligation. (i) If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and shall proceed with reasonable diligence to restore the Building to substantially the same condition as it existed immediately before such Casualty, including building standard tenant fixtures and improvements within the Premises for the portion damaged; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises that exceed building standard improvements up to $30.00 per rentable square foot for the portion damaged. Tenant shall have the obligation to restore any above building standard improvements and any building standard improvements that exceed $30.00 per rentable square feet within the Premises for the portion damaged, or at the election of Landlord, Tenant shall provide to Landlord in advance an amount equal to the amount of insurance coverage Tenant maintained or was required to maintain with respect to such Casualty, and Landlord shall, subject to (iii) below, make such repairs.

(ii) In no event shall Landlord be required to replace or reimburse Tenant for the cost of replacing any inventory, furniture, equipment, movable trade fixtures or personal property of Tenant or others in the Premises or the Buildings.

(iii) Notwithstanding anything to the contrary, Landlord’s obligation to repair or restore the Building or any portion thereof shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question, provided, however, if such insurance proceeds are insufficient to restore the Building to the condition required hereunder and Landlord is unwilling or unable to complete such restoration with its own funds, then (unless it has not provided to Landlord the amount described in (i) above) Tenant may terminate this Lease by delivering written notice of its election to terminate within 30 days after Landlord’s delivery to Tenant of a written notice indicating such unwillingness or inability.

(e) Abatement of Basic Rent. If the Premises are damaged by Casualty, Basic Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease as to such portion of the Premises by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage by intentional acts or omissions or gross negligence, in which case Tenant shall continue to pay Basic Rent and Operating Expense Rent without abatement to the extent such loss of Basic Rent and/or Operating Expense Rent is not covered by Landlord’s insurance.

15. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Building or the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

16. Events of Default. Each of the following occurrences shall be an “Event of Default” and also referred to as a “Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the twelve (12) month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

(b) Estoppel. Tenant fails to provide any estoppel certificate as required by Section 23(e) after Landlord’s written request therefor and such failure shall continue for five (5) Business Days after Landlord’s second written notice thereof to Tenant;

(c) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 10(a);

(d) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 7(d);

(e) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof (or if Tenant has commenced to cure within such 30 days, but the default is not curable within 30 days despite undertaking all reasonable efforts, then such period shall be extended, but in no event more than an additional 30 days); and

(f) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 16(f), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

17. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 18(a), and (3) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to eight percent (8%);

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 18(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 17(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. If (and then only to the extent) required by applicable Law, Landlord shall use reasonable efforts to relet the Premises on market terms; however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Project and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 17(b). If Landlord elects to proceed under this Section 17(b), it may at any time elect to terminate this Lease under Section 17(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord within 10 days after written demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d) Alteration of Locks. Additionally, with or without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant unless and until such time as Tenant cures such Event of Default to Landlord’s satisfaction.

18. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing or restoring the Premises into the original condition on the applicable Rent Commencement Date, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the State of Texas shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default (other than acceptance of the full amount of Rent, including interest, then due and outstanding hereunder following an Event of Default described in Section 16(a)) shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

19. Landlord’s Lien. Intentionally omitted.

20. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease Tenant shall deliver to Landlord the Premises (or the relevant portion thereof) with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Buildings by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or by any of Landlord’s prior tenants (except Tenant herein). Additionally, at Landlord’s option, Landlord may require Tenant to remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) which may have been installed by Tenant (subject to the provisions of Section 7(a); however, Tenant shall only be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically required in writing at the time Landlord approves the plans and specifications with respect thereto that the improvement or addition in question must be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

21. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance as to such space and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, rent for the Premises equal to the greater of (1) 150% of the Basic Rent payable during the last month of the Term, or (2) 125% of the prevailing rental rate for lessees in the Building for similar space, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 21 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding lessees founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

22. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Buildings; to interrupt or temporarily suspend Building services and facilities; to change the name of the Buildings; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Buildings, provided, however, other than improvements required by Law or for the structural integrity of the Premises, Landlord shall not be entitled to decorate, alter or make additions or improvements to the Premises without Tenant’s prior written approval, which approval shall not be unreasonably withheld or delayed;

(b) Access Control. To take such reasonable measures as Landlord deems advisable for the access control of the Building and its occupants, including access control procedures and measures regarding visitor access to and throughout the Project; evacuating the Buildings for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Buildings after normal business hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c) Prospective Purchasers and Lenders. After giving Tenant reasonable notice thereof, which may be oral notice, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

(d) Prospective Tenants. Landlord may at any time during the last nine (9) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises, upon reasonable prior notice, to prospective tenants. If Tenant has delivered a Renewal Exercise Notice and at the expiration of the sixty (60) day period contemplated in Exhibit I Tenant elects to renew, then Landlord shall not during the remainder of the initial Term show the Premises to prospective tenants.

23. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Buildings shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building (including its rights as landlord under then existing leases) and Landlord’s insurance proceeds and applicable deductibles, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

(c) Force Majeure. Except for rent abatement occasioned by casualty loss as provided in Section 14, Condemnation as provided in Section 13 and failure to provide services as provided in Section 6 of this Lease, neither Landlord (or any Landlord’s Mortgagee) nor Tenant shall be liable or responsible to one another for any Loss occasioned by Force Majeure Events (defined below). Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or legal requirements, or any other causes of any kind whatsoever which are beyond the control of such party or its employees (collectively, “Force Majeure Events)”, except for rights exercisable in connection with Section 6, 13 and 14 herein for which no extension shall be given for Force Majeure Events.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease other than The Staubach Company and Cushman & Wakefield of Texas, Inc., whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

(e) Estoppel Certificates. Tenant shall furnish to Landlord and any prospective purchaser or lenders designated by Landlord, within ten (10) Business Days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(h) Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by Landlord or Tenant, as the case may be, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) Competitor Provisions. Tenant acknowledges that the Permitted Use definition set forth in the Basic Lease Information, Section 8 as it relates to prohibiting uses of the Premises other than the Permitted Use, and the provisions of Section 9(b) as they relate to approval of a party to a Transfer (collectively, the “Competitor Provisions”) are important to BMC Software to protect the confidentiality of its business at the Project, and that it would not enter into this Lease except for the existence of such provisions. BMC Software may, whether or not it or an Affiliate is then the landlord under this Lease, directly enforce by specific performance (including obtaining injunctive relief) the use clause of this Lease and the provisions of this Lease relating to Transfers to Competitors, as well as this section. Tenant agrees that at the request of BMC Software it shall enter into a separate agreement with BMC Software which (and that this Lease shall be expressly subject and subordinate to any restrictive covenants placed against the Building or the Project which) substantially embodies the provisions of this Lease with respect to the Competitor Provisions. This Section 23(j) and the Competitor Provisions may not be amended without the consent of BMC Software.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto.

Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

(n) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease.

(o) Survival of Obligations. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(p) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Except as expressly provided elsewhere in this Lease, in the event Landlord arranges or administers the provision of services or construction hereunder, Landlord shall not charge Tenant more than any amount actually paid by Landlord for such services or construction, as verified by actual paid invoices submitted to Tenant contemporaneously with any reimbursement request for such services or construction.

(q) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Buildings, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Buildings and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Subject to Landlord’s consent as to placement, Landlord shall permit the provider of Tenant’s Telecommunication Services access from a public right of way to the Building and within the Building to the Premises, provided such provider (1) does not utilize an excessive portion of the riser space in the Building, as reasonably determined by Landlord, and (2) enters into an agreement with Landlord covering the matters in this Section 23(q) and such other matters as Landlord shall reasonably require. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building and the Project, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services. Landlord shall not require Tenant’s Telecommunications Service providers to pay Landlord any fees or percentage of receipts in connection with any Telecommunications Services provided to Tenant, unless such providers seek to provide services to other occupants of the Building (which shall only be done with Landlord’s consent and payment of fees acceptable to Landlord).

(r) Riser Space. Tenant shall have the non-exclusive right of access to and within a pro-rata portion (based on the rentable square feet of the Premises to the rentable square feet of the Building) of the riser space on the floors of the Building constituting the Premises for the installation and operation of cabling for operation of Tenant’s equipment. Tenant’s use of such riser space shall be at no additional charge but shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld.

(s) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent, except as required by applicable Law. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Tenant shall not use the name “BMC Software” or variations thereof for any purposes, including, without limitation, for identifying Tenant or its location.

(t) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(u) Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 23(u), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord, its Affiliates and their respective representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 23(u). This indemnity provision shall survive termination or expiration of this Lease. Landlord shall not (and shall not permit its agents or employees) to use, generate, store or dispose of Hazardous Materials at the Building, except in a manner and quantity necessary for the operation of the Building and then in compliance with all Laws.

(v) Parking. Landlord agrees to provide Tenant certain parking rights as described in Exhibit G. Landlord reserves the right to reconfigure any parking garage forming a part of the Project including restriping any such parking garage to permit up to the maximum number of vehicles to be parked therein in accordance with applicable Laws.

(w) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises
Exhibit B -	Description of the Land
Exhibit C -	Building Rules and Regulations
Exhibit D -	Tenant Finish-Work
Exhibit E -	Confirmation of Commencement Date
Exhibit F -	Form of Tenant Estoppel Certificate
Exhibit G -	Parking
Exhibit H -	Operating Expense Exclusions
Exhibit I -	Renewal Option
Exhibit J -	HVAC Specifications
Exhibit K -	Cleaning Specifications
Exhibit L -	BMC Competition Notice

24. Use of Project Amenities.

(a) During the Term and so long as no Event of Default exists, Tenant and its employees shall have non-exclusive access to, and non-exclusive use of, the following indoor and outdoor amenities located on the Project: (1) the existing full service fitness centers; (2) indoor basketball/volleyball court; (3) ping pong table; (4) sand volleyball court; (5) two horseshoe pits; (6) putting green; (7) Bocce ball court; (8) exterior garden areas, fountain areas and amphitheater; (9) three restaurants; (10) hair and nail salon; (11) dry cleaners; (12) full service bank; (13) travel agency; (14) neck massage service; (15) two car wash locations; (16) a car repair service; (17) various meeting rooms and the auditorium in Building II; and (18) oil change service (collectively, the “Amenities” and the Amenities referred to in (10) through (16) and (18) are collectively referred to herein as the “Commercial Amenities”).

(b) Tenant’s and its employees’ use of the Amenities shall be in common with Landlord, its affiliates and their respective employees and invitees and all other tenants, subtenants and occupants of the Project and their respective employees and invitees. Tenant shall have no priority or preference in its use of the Amenities and use of the Amenities shall be subject to all rules and regulations of Landlord with respect thereto and may be subject to charges imposed by Landlord or the vendor providing services in connection with such Amenity on the individual users thereof as contemplated by Section 24(c) below. If Tenant desires to use any of the Amenities in connection with a special event or function (e.g., corporate meetings, corporate picnic, and the like), Tenant shall coordinate the use of such Amenities with Landlord and the operator of such Amenities to insure availability and to make reservations, which shall be subject to Landlord’s reasonable approval. If Landlord and Tenant both desire to use all or any portion of the Amenities at the same time in connection with a special event and each party’s request cannot be accommodated, Landlord shall have priority over Tenant in its use of the Amenities. Landlord reserves the right to limit the use of Amenities for special events and to limit the parties to whom such Amenities may be made available and to impose other rules and regulations in connection therewith. In connection with use of the fitness centers, Landlord may require Tenant’s employees to sign a waiver and release of liability on Landlord’s standard form. The use of alcoholic beverages in any area outside of the Premises is subject to Landlord’s consent, in its sole discretion. In connection with any function or event of Tenant, Tenant shall be solely responsible for (1) all security, (2) all monitoring and supervising of alcoholic consumption to ensure that such use in moderation and (3) notwithstanding Section 10(c), any injury to person or property (or other tort or actionable event or damage) arising as a result thereof (and shall defend and indemnify Landlord, its Affiliates and their respective representatives and agents against any claim or Loss related thereto except to the extent caused by the negligence or fault of Landlord, its Affiliates or their respective agents or representatives). This indemnity is intended to partially indemnify Landlord, its Affiliates and their respective agents when Landlord, its Affiliates or their respective agents are jointly, comparatively, contributively, or concurrently negligent with Tenant.

(c) Tenant shall pay Landlord, or the appropriate operator, for Tenant’s and its employees’ use of the restaurants, message service, dry cleaners, bank, hair and nail salon, car wash, car repair and oil change services on a per use basis, at the same rates charged to Landlord’s employees. Tenant shall also pay Landlord for its employees’ use of the fitness centers a monthly fee of $20.00 for each employee that intends to or actually uses the fitness centers, which fee shall be paid in one lump sum monthly payment to Landlord within five (5) days following receipt of an invoice from Landlord therefor. Landlord may, from time to time, increase the monthly fee payable with respect to the use of the fitness centers, provided that any such increase shall not exceed any increase in the amount charged to employees of the largest tenant in the Project for use of the fitness centers. Tenant and Tenant’s employees shall each pay for the Commercial Amenities on a per use basis. Tenant shall pay Landlord the prevailing rate charged to other tenants in the Project, as determined by the owner thereof, for the use of the auditorium. The current rate for use of the auditorium is $250 per one-half (1/2) day, and $500 per full day. Tenant shall pay any setup charges in connection with the use of any Amenities for special events.

(d) Landlord reserves the right, at any time, in its sole discretion and without reduction in Rent due under this Lease, to close or discontinue (permanently or temporarily), modify and/or relocate to another portion of the Project one or more of the Amenities or the auditorium located in Building II, provided, however Landlord shall not permanently close both fitness centers or two of the three existing restaurants unless Landlord determines in good faith that it is not economically justifiable to utilize such space for operation of such Amenity. If Landlord closes or discontinues any Amenities or the auditorium, Landlord shall have no obligation to replace such Amenities or the auditorium.

25. Signage and Graphics. Landlord shall, at Tenant’s expense, place identifying graphics (which graphics and related signage must be approved by Landlord in its sole discretion) at the Premises entry.

26. Cancellation Option. Effective the last day of the eighty-fourth (84th) Lease Month, Tenant may, by giving at least twelve (12) months prior written notice to Landlord, terminate this Lease (the “Cancellation Option”). The exercise of Tenant’s Cancellation Option is subject to there being no Event of Default under the Lease at both the time of giving of notice and the effective date of the termination and is subject to the payment by Tenant to Landlord on or before the termination date an amount equal to the sum of (1) for the period from the Commencement Date until the termination effective date, the excess of (A) the average Basic Rent and Additional Rent payable over the Term (calculated by determining the aggregate Basic Rent paid and payable over the entire initial Term divided by the number of months in the initial Term, with the resulting average multiplied by the number of months between the Commencement Date and the termination effective date, inclusive) over (B) the actual Basic Rent paid between the Commencement Date and the termination effective date, and (2) the unamortized portion of the Construction Allowance, legal fees, and brokerage commissions paid by Landlord with respect to this Lease, with such costs amortized mortgage style at an eight percent (8%) interest rate.

27. Renewal Right. Tenant shall have the right to extend the Term of the Lease as provided in Exhibit I.

28. Right of First Refusal. Tenant shall have a right of first refusal to lease office space on floor 5 of Building III as provided in Exhibit L.

29. Substitute Space. Landlord may, at Landlord’s sole expense, relocate the Premises to any floor within the Project to space which is substantially similar in size, configuration, décor, nature and quality to the Premises, except that in no event shall Landlord relocate Tenant to the first floor of the Premises. Landlord acknowledges that the Premises have unique design and other features which shall be duplicated by Landlord to Tenant’s reasonable satisfaction in any relocation space. If Landlord relocates Tenant, Landlord shall reimburse Tenant for all of Tenant’s reasonable out-of-pocket expenses related thereto, including the cost of moving Tenant’s furniture, equipment, and supplies from the Premises to the relocation space, costs incurred in reprinting stationery, business cards and the like, and any cost associated with wiring the Premises to provide Tenant’s Telecommunications Services. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of the Lease shall remain in full force and shall apply to the relocation space. If the relocated Premises are smaller than the Premises as they existed before the relocation, Basic Rent and Additional Rent shall be reduced proportionately, but in no case shall Tenant be relocated to Premises which are substantially smaller than the original Premises without Tenant’s consent. In no instance will the Basic Rent and Additional Rent in the relocated Premises be greater than the current Basic Rent and Additional Rent at the time of the relocation except for applicable escalations included in the Lease. The physical relocation of the furniture and equipment in the Premises shall take place after normal business hours on Friday and all the improvements to the relocation space, placement of Tenant’s furniture and installation of Tenant’s equipment shall be completed so Tenant may conduct its business without interruption at the start of normal business hours on the Monday following. No amendment or other instrument shall be necessary to effectuate the relocation contemplated by this Section. If Tenant fails to move on the date mutually determined by Landlord and Tenant (which date shall be no sooner than thirty (30) days and no later than forty-five (45) days after Landlord notifies Tenant of its intent to relocate Tenant) then it shall be a Default under this Lease. Time is of the essence with respect to Tenant’s obligations under this Section.

30. Landlord’s Default. . Subject to Section 23(c), Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days after the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform, except that if Landlord’s failure to perform cannot reasonably be cured within thirty (30) days Landlord shall be allowed additional time as is reasonably necessary to cure the failure so long as Landlord commences to cure the failure within thirty (30) days after receipt by Landlord of such written notice from Tenant and diligently pursues such cure thereafter. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default. Tenant agrees that Tenant’s remedies for Landlord’s default under this Lease and for breach of any promise or inducement are limited to a suit for injunction (to the extent permitted by law) or damages (subject to Section 23(b) and Section 23(c)).

31. Security Deposit. If Tenant shall pay to Landlord a Security Deposit, or if any amount tendered by Tenant to Landlord shall become a Security Deposit pursuant to the terms of this Lease, such Security Deposit shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 30 days after the expiration of the Term and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. The rights and obligations of Landlord and Tenant under this Section 31 are subject to any other requirements and conditions imposed by Laws applicable to the Security Deposit.

[Signature page follows this page.]

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	BMC SOFTWARE TEXAS, L.P.,
a Texas limited partnership

	By:	BMC Software Texas, Inc.,
a Texas corporation, its general partner

		By:	/s/ Steve Solcher
		Name:	Steve Solcher
		Title:	Vice President
		Execution Date:	August 18, 2005

TENANT:	OMEGA PROTEIN CORPORATION,
a Nevada corporation

	By:	/s/ John D. Held
	Name :	John D. Held
	Title:	Executive Vice President
	Execution Date:	August 18, 2005

EXHIBIT A

OUTLINE OF PREMISES

[Graphic omitted]

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EXHIBIT B

DESCRIPTION OF THE LAND

The parcels of land and improvements therein in Houston, Texas, located at the corner of CityWest Boulevard and Del Monte Street, bounded to the north by Del Monte Street, to the west by CityWest Boulevard, to the south by Burgoyne Street, and to the east by the Sam Houston Tollway West, the address being 2101 CityWest Boulevard, inclusive, and commonly referred to as the BMC Software, Inc. campus.

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EXHIBIT C

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith and the Project, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

5. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9. Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

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10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord, which approval shall not be unreasonably withheld.

11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, except for cold drink or candy or similar items dispensing machines for use of Tenant’s personnel.

15. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away after reasonable notice to Tenant, which may be oral notice. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may, after reasonable notice to Tenant, which may be oral notice, place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

17. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, other service areas or the roof of the Building unless accompanied by Landlord or the Building manager.

18. Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other occupants in the Buildings. Nor shall the tenant permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Buildings.

19. The carrying of firearms of any kind in any tenant’s leased premises, the Building, or any other portion of the Project is prohibited.

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EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

1. Construction. Tenant agrees to construct leasehold improvements (the “Tenant Work”) in a good and workmanlike manner in and upon the Premises, at Tenant’s sole cost and expense, in accordance with the following provisions. Tenant shall submit to Landlord for Landlord’s approval complete plans and specifications for the construction of the Tenant Work (“Tenant’s Plans”). Within seven (7) Business Days after receipt of Tenant’s Plans, Landlord shall review and either approve or disapprove Tenant’s Plans. If Landlord disapproves Tenant’s Plans, or any portion thereof, Landlord shall notify Tenant thereof and the reasons for such disapproval, which approval or disapproval shall be in accordance with Section 7(a), and of the revisions Landlord requires before Landlord will approve Tenant’s Plans. Within 7 Business Days after Landlord’s notice, Tenant shall submit to Landlord, for Landlord’s review and approval, plans and specifications incorporating the required revisions. Within 3 Business Days after receipt of Tenant’s revised Plans, Landlord shall review and either approve or disapprove Tenant’s Plans. If Landlord disapproves Tenant’s revised Plans, or any portion thereof, Landlord shall notify Tenant thereof and the reasons for such disapproval, which approval or disapproval shall be in accordance with Section 7(a), and of the revisions Landlord requires before Landlord will approve Tenant’s Plans. The final plans and specifications approved by Landlord are hereinafter referred to as the “Approved Construction Documents”. Tenant will employ experienced, licensed contractors, architects, engineers and other consultants, approved by Landlord (which approval shall not be unreasonably withheld so long a such party is approved to work in other first class office buildings in Houston, Texas, as reasonably determined by Landlord), to construct the Tenant Work and will require in the applicable contracts that such parties (a) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (b) design and construct the Tenant Work in a good and workmanlike manner and in compliance with all Laws. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant’s contractor under the sole direction of Tenant, in compliance with all Building rules and regulations and in such a manner so as not to unreasonably interfere with or disturb the operations, business, use and enjoyment of the Project by other tenants in the Building or the structural calculations for imposed loads. Tenant shall obtain from its contractors and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work. Tenant agrees that the design, construction and installation of the Tenant Work shall conform to the requirements of all applicable Laws, including building, plumbing and electrical codes and the requirements of any governmental authority having jurisdiction over, or with respect to, such Tenant Work.

2. Costs. Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with the Construction Allowance to be applied towards the cost of constructing the Tenant Work and the other costs or items permitted herein. Upon Tenant’s written notice to Landlord, up to $2.00 per rentable square foot of the Construction Allowance may be applied to Tenant’s payment of the next immediately due installment of Basic Rent otherwise due hereunder.

(A) The cost of (i) all space planning, design, consulting or review services and construction drawings, project management, engineering, telecommunication work, relocation expenses, fixtures, and (ii) construction materials and labor shall all be included in the cost of the Tenant Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that an asbestos survey may be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning.

(B) Landlord shall pay the Construction Allowance to Tenant, in multiple disbursements if requested by Tenant, within thirty (30) days following Landlord’s receipt of the following with respect to each requested disbursement: (i) third-party invoices for costs incurred by Tenant in constructing the Tenant Work or for

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any other item or cost as to which the Construction Allowance may be applied; (ii) evidence that Tenant has approved the invoices for such costs for payment; and (iii) lien waivers from any contractor or supplier who has constructed or supplied materials for the Tenant Work (conditional lien-waivers for the current invoice, together with full lien waivers for all prior invoices, and final lien waivers for completed work). If the costs incurred by Tenant in constructing the Tenant Work exceed the Construction Allowance, then Tenant shall pay all such excess costs and Tenant agrees to keep the Premises and the Project free from any liens arising out of the non-payment of such costs.

3. ADA Compliance. Except to the extent provided in the Lease, Tenant shall, at its expense, be responsible for ADA compliance in the Premises. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable Laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.

4. Landlord’s Oversight and Coordination. Construction of the Tenant Work shall be subject to oversight and coordination by Landlord, but such oversight and coordination shall not subject Landlord to any liability to Tenant, Tenant’s contractors or any other person. Landlord has the right to inspect construction of the Tenant Work from time to time. All construction work shall be performed in accordance with Landlord’s reasonable construction rules and regulations as promulgated and revised by Landlord from time to time. Landlord shall not impose any charge or fee for oversight and coordination of Tenant Work.

5. Additional Provisions. Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that the following shall govern the construction of the initial Tenant Work by Tenant:

a.	No charges shall be borne by Tenant or its contractors for heating, ventilation, air conditioning or use of elevators during normal Building hours during the construction period (but Tenant shall pay for after hours use);

b.	Landlord shall reasonably cooperate to permit Tenant to place a dumpster in a dock area during the period when it is necessary for construction, but such dumpster placement shall not interfere with daily deliveries and truck dock use by Landlord or its other contractors or tenants in the Building;

c.	During peak construction times arranged in advance with Landlord and subject to Landlord other uses, Tenant or its contractors shall be allowed the use, along with Landlord’s other contractors, of one (1) passenger elevator during the construction period, provided such elevator interiors are protected in a manner reasonably satisfactory to Landlord, (any damage to the elevators including doors and frames will be repaired or replaced by Tenant at Tenant’s expense); and

d.	There shall be no charge for after-hours contractor or subcontractor access.

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EXHIBIT E

CONFIRMATION OF COMMENCEMENT DATE

                    , 2005

_________________________________

_________________________________

_________________________________

_________________________________

Re:	Lease Agreement (the “Lease”) dated , 2005, between BMC Software Texas, L.P., a Texas limited partnership (“Landlord”), and Omega Protein Corporation, a Nevada corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is                     , 2005.

3. Expiration Date. The Term is scheduled to expire on                     , 2015.

4. Contact Person. Tenant’s contact person in the Premises is:

    ________________________________________________

    ________________________________________________

    ________________________________________________

    Attention:_________________________________________

    Telephone:_________ - _______ - ________

    Telecopy:_________ - _______ - ________

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

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Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

BMC SOFTWARE TEXAS, L.P., a Texas limited partnership

By:	BMC Software Texas, Inc., a Texas corporation, its general partner

By:
Name:
Title:

Agreed and accepted:

OMEGA PROTEIN CORPORATION,
a Nevada corporation

By:
Name:
Title:

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EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between                     , a                     , as Landlord, and the undersigned as Tenant, for the Premises on the                      floor(s) of the office building located at                     ,              and commonly known as                     , and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of             , 200     between Tenant and Landlord [‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”): ______________________

____________________________________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________________________

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on             , 200     and the Term expires, excluding any renewal options, on             , 200    , and Tenant has no option to purchase all or any part of the Premises or the Buildings or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

____________________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________________

5. All monthly installments of Basic Rent have been paid when due through             . The current monthly installment of Basic Rent is $            .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

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10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of             , 200_.

TENANT:	___________________________________________________, a_____________________

By:
Name:
Title:

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EXHIBIT G

PARKING

1. Landlord shall provide to Tenant (and Tenant shall pay for regardless of whether it uses such rights) in the parking garage immediately adjacent to and associated with the Building (the “Parking Garage”) during the Term, (a) four (4) reserved parking spaces in the Parking Garage as designated by Landlord prior to delivery of the Premises to Tenant and (b) twelve (12) unreserved parking spaces in the Parking Garage. In addition, Tenant shall have the option to lease additional parking spaces in the Parking Garage up to a total ratio equivalent to three (3) parking spaces for each 1,000 rentable square feet contained in the Premises. All parking spaces leased by Tenant hereunder shall be subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Garage. Tenant shall pay for all parking spaces at the rate per undesignated vehicular parking space per month (plus all applicable taxes) equal to (i) $60.00 for each reserved parking space, and (ii) $30.00 for each unreserved parking space; provided, however, that for the first twelve (12) Lease Months of the Term, parking charges (A) for four (4) reserved parking spaces in the Parking Garage shall be $30.00 per Lease Month, and (B) for twelve (12) unreserved parking spaces in the Parking Garage shall be $15.00 per Lease Month. Parking rates for the Renewal Term shall be at the market rate then quoted by Landlord. In addition, so long as the spaces are available in the Parking Garage, in Landlord’s good faith determination, Landlord will allow Tenant to use and pay for additional parking permits [over and above the three (3) spaces for each 1,000 rentable square feet contained in the Premises] for unreserved spaces at the rates provided herein, but Landlord may terminate all or any of such additional parking permits on thirty (30) days notice to Tenant.

2. If, for any reason, Landlord is unable to provide all or any portion of the parking spaces in the Parking Garage, then so long as such unavailability is not caused by a Tenant Party and there are not an adequate number of available parking spaces in the Garage to satisfy the three per 1,000 rentable square feet requirement, Landlord shall use reasonable efforts to provide Tenant parking in other garages within the Project or if not within the Project, within a three block area around the Building. Tenant shall have no obligation to pay for such replacement spaces, and the obligation to provide replacement spaces shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord’s failure or inability to provide Tenant with such parking spaces. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Landlord shall undertake reasonable good faith efforts to prevent unauthorized parking in the visitor and reserved areas but said efforts shall not require Landlord to tow, or place a boot type device on, any vehicle.

3. In addition to the parking spaces provided to Tenant described in Section 1 above, Landlord shall provide for visitor parking in the Parking Garage for the use of Tenant’s visitors in common with the visitors of other tenants. Landlord shall allow Tenant’s visitors to park in the Parking Garage free of charge. Such visitor parking shall be provided on a first-come, first-served basis, and shall be subject to all rules and regulations as are from time to time applicable to patrons of the Parking Garage.

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EXHIBIT H

OPERATING EXPENSE EXCLUSIONS

Notwithstanding any provision contained in this Lease to the contrary, Operating Expenses shall not include:

1. Bad debt expenses.

2. Costs of a capital nature as determined in accordance with GAAP, except to the extent permitted in Sections 4(c)(v)(6) and 4(c)(v)(10), except for repairs or replacements resulting from a casualty or similar event to the Building or the Project to the extent constituting deductibles or similar amounts under such policies.

3. Costs incurred by Landlord for repair of damage to the Building or the Project to the extent of insurance proceeds received by Landlord under any insurance policy carried by Landlord in connection with the Building or the Project.

4. Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs (including design and permitting), costs of construction of tenant improvements and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building.

5. Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building or the Project.

6. The cost of any service (including without limitation utilities) provided to Tenant or other tenants of the Building or the Project for which Landlord is entitled to be reimbursed by Tenant or such other tenants other than through base rent or the general pass-through of expenses to tenants.

7. Costs that are attributable to goods or services performed or furnished by persons or entities that are Affiliates of Landlord, to the extent that such costs are not based on the actual costs incurred by Landlord or are greater than would reasonably have been incurred in an arm’s length transaction.

8. Costs attributable to enforcing the provisions of leases against other tenants in the Building (excluding Tenant), such as attorneys’ fees, court costs, adverse judgments and similar legal expenses.

9. Landlord’s general corporate overhead and administrative expenses, including, without limitation, all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of the Building or the Project operations, including, but not limited to, costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging, or hypothecating any of the Landlord’s interest in the Building or the Project and/or common area, costs of any disputes between Landlord and its employees, costs of disputes of Landlord with Building or Project management, or costs paid in connection with disputes with Tenant or any other tenants.

10. All costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space, including the cost of alterations or improvements to Tenant’s Premises or to the premises of any other tenant or occupant of the Building or the Project or its common area, and any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the tenant improvement work or alterations.

11. Depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such thirty party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life.

12. Fines or penalties incurred due to violations of law by Landlord that are not caused by any Tenant Party.

13. Interest on debt or amortization payments on any mortgages or deeds of trust or any other debt service or instrument encumbering the Building or Project or any ground lease rentals.

14. Any and all costs arising from Hazardous Materials being used, generated, stored or disposed of or in or about the Premises, the Building or the Project in breach of this Lease or in violation of applicable Laws.

15. Rental payments and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building or the Project or in the case of making repairs for keeping permanent systems in operation while repairs are being made and except where another provision of this Lease would permit it to be included in Operating Expenses.

16. Any costs, fees, dues, contributions or similar expenses for political or charitable organizations. Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings or other objects of art or the display of such items.

17. Costs incurred in connection with the original construction of the Building or Project or with any major changes to same, including but not limited to additions or deletions of floors, renovations of the common areas, upgrades of major Building or Project systems (in each case except where another provision of this Lease would permit it to be included in Operating Expenses), correcting defects in the base, shell or core of the Building or the Project.

18. Landlord’s corporate income tax or franchise tax or any similar tax based on the income of Landlord.

19. Cash reserves of any kind.

20. Advertising and promotional expenditures, and costs of signs in or on the Building or the Project identifying the owner of the Building or the Project or other tenants’ signs.

21. Costs incurred in connection with upgrading the Building or the Project to comply with life, fire and safety codes, ordinances, statutes or other laws (including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance), but only to the extent the Building or Project was required to be in compliance therewith as of the date of this Lease and was not in compliance.

22. Costs (including in connection with all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Project, other than such costs incurred in the good faith contest of tax assessments or other applicable laws.

23. Any expenses incurred by Landlord for use of any portions of the Building or the Project to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building or Project services, such as lighting and HVAC to such public portions of the Building or the Project.

24. Construction cleanup or special cleanings associated with parties/events and specific requirements of other tenants in excess of the level of service provided to Tenant, including related trash collection, removal, hauling and dumping.

25. If the revenues for the parking facilities of the Building/Project exceed the expenses for said parking facilities, all costs incurred in owning, operating, maintaining and repairing said parking facilities including, but not limited to, all expenses for parking equipment, tickets, supplies, signs, claims insurance, cleaning, resurfacing, restriping, business taxes, management fees and costs, structural maintenance, utilities, insurance of any form including property and liability, Real Estate Taxes, and the wages, salaries, employee benefits and taxes for personnel working in connection with any such parking facilities. If the revenues for the parking facilities of the Building/Project do not exceed the expenses for said facilities, then such costs may be included in Operating expenses but only to the extent that such costs exceed the total revenues of the parking facilities.

26. All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties and other social events but excluding any costs associated with life safety information services.

27. Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items.

28. Any costs, fees, dues, contributions or similar expenses for political, charitable or similar organizations.

It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building and the Project. If capital items which are customarily purchased by landlords of comparable buildings are leased by Landlord, rather than purchased, the decision by Landlord to lease the item in question shall not serve to increase Operating Expenses beyond that which would have applied had the item in question been purchased.

EXHIBIT I

RENEWAL OPTION

Provided (i) no Event of Default has occurred and is continuing at the time Tenant exercises its renewal option, and (ii) Tenant’s tangible net worth at the time of such election is reasonably acceptable to Landlord based on the obligations to be assumed by Tenant pursuant to the terms of the lease renewal, Tenant may renew this Lease for two (2) additional periods of sixty (60) months each (each, a “Renewal Term”) at the Market Rate as of the beginning of the applicable Renewal Term. Tenant must exercise each renewal right, if at all, by delivering written notice of the exercise thereof (a “Renewal Exercise Notice”) to Landlord not earlier than fifteen (15) months nor later than twelve (12) months before the expiration of the initial Term or the first Renewal Term, as the case may be. Within thirty (30) days after receipt of Tenant’s Renewal Exercise Notice, Landlord shall deliver to Tenant written notice (the “Estimate Notice”) advising Tenant of the Market Rate as determined by Landlord and the improvement allowance with respect thereto that Landlord is willing to provide. Landlord and Tenant shall negotiate in good faith for sixty (60) days after Landlord provides the Estimate Notice to Tenant. On or before the end of such 60-day period, Tenant shall by written notice elect one of the following: (a) to not renew, in which case Tenant’s renewal option shall become null and void; (b) to renew at the agreed upon Market Rate, in which event the improvement allowance with respect thereto shall be as provided in the Estimate Notice; or (c) to renew subject to the determination of the Market Rate by way of arbitration (in the manner defined below). If Tenant does not timely provide its election, it shall be deemed to have selected “(a)” above. If Tenant elects option “(c)” above, and the arbitration proceeding has not yet determined the Market Rate prior to the start of the Renewal Term, Tenant shall then pay Basic Rent at the rate specified in the Landlord’s last best offer until such determination and shall be refunded the difference, if any, between the Landlord’s last best offer and the Market Rate within thirty (30) days of such determination, retroactive to the commencement of the applicable Renewal Term.

If Tenant timely delivers a Renewal Exercise Notice then, on or before the commencement date of the applicable Renewal Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(1) monthly installments of Basic Rent shall be adjusted to equal one-twelfth (1/12th) of the then-current Market Rate for a term commencing as of the beginning of the applicable Renewal Term;

(2) In the case of the exercise of the first renewal option, Tenant shall have only one (1) additional renewal option, and, in the case of the exercise of the second renewal option, Tenant shall have no further renewal option; and

(3) Landlord shall lease to Tenant the Premises in question in its then-current condition, and Landlord shall not be obligated to provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as the same may be a component of the Market Rate as set forth in the Estimate Notice.

Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, or (2) Tenant fails to timely exercise the applicable renewal option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof. Tenant’s right to exercise the second renewal option shall be contingent upon Tenant’s exercise of the first renewal option.

Any dispute concerning the determination of the Market Rate shall be settled by arbitration in accordance with the Arbitration Rules for the Real Estate Industry promulgated by the American Arbitration Association then in effect (“AAA Rules”); however, the requirements of this provision shall control over any contrary provisions in the AAA Rules. Either party may initiate arbitration by sending written notice to the other party of the need for arbitration (“Arbitration Notice”). Such Arbitration Notice shall contain the position of the party requesting arbitration, including its assessment of the Market Rate including the improvements and the allowance, if any, contained in the Estimate Notice (“Assessment”). Within ten (10) days after receipt of the Arbitration Notice, the other party shall respond to the Arbitration Notice with its position stated, including its Assessment, which shall also include the improvements and allowance, if any, contained in the Estimate Notice. Neither party may change its respective position after delivery in accordance with the foregoing provisions. Each party shall, within fifteen (15) days of receipt of the Arbitration Notice,

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select one arbitrator and within thirty (30) days thereafter, the two arbitrators so selected shall meet and select the third arbitrator. In the event that one or the other party does not select an arbitrator as provided herein, or in the event that the two arbitrators are unable to agree as to a third arbitrator, the AAA Rules shall be applied to select the required arbitrator. The arbitrators shall be a person who, as of the date of his or her appointment, (i) is a real estate broker licensed in the State of Texas; (ii) has at least ten (10) years of experience in the field of office leasing (including at least five years of experience in the Houston, Texas market); (iii) has not represented either Landlord or Tenant during the preceding five (5) years; (iv) has participated in the negotiation of not less than 500,000 square feet of office space (in the aggregate) and (v) is generally experienced and competent in determining market rates for office space similar to the Premises. The arbitrators shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective Assessments. Within ten (10) days after the date on which the hearing is completed, the arbitrators will determine the Market Rate based upon the parties’ submittals and evidence presented. The authority of the arbitrators is limited to determining whether the Landlord’s Assessment is most nearly correct or the Tenant’s Assessment is most nearly correct (that is, “baseball” style arbitration). Thus, the arbitrators shall select either the Landlord’s Assessment or the Tenant’s Assessment as being the closer to the Market Rate. With regard to the determination of Market Rate, such Assessment shall become the Basic Rent and the arbitrators shall have no authority to select a rate that they think more accurately reflects the true Market Rate. The Arbitrators’ decision shall be by majority vote. The Arbitrators’ determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. Each party shall pay the fees and costs charged by the arbitrator selected by such party, and the parties shall each pay one-half (1/2) of the costs and fees of the third arbitrator.

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EXHIBIT J

HVAC SPECIFICATIONS

Temperature Conditions:

Outside Summer:	100 degrees FDB, 80 degrees FWB
Inside Summer:	73 degrees F (+ or – 2 degrees)
Outside Winter:	15 degrees FDB
Inside Winter:	73 degrees F (+ or – 2 degrees)
Population Design: 3.5 occupants per 1000 SF or rentable area; provided however, such guidelines shall not be operable in the event the actual occupancy of the Premises varies from the Population Design. The Premises shall meet the minimum ASHRAE (American Society of Heating, Refrigerating & Air Conditioning Engineers) standards in effect for 2004. The Builders’ HVAC systems shall furnish a minimum of 20 CFM of fresh air per person in the Premises within the Population Design.

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EXHIBIT K

CLEANING SPECIFICATIONS

BMC Building 3

Cleaning Specifications

Area	Frequency	Description of Service
A. GENERAL OFFICES/WORKSTATIONS

	Daily	Empty all trash receptacles; replace liners as necessary;
	“	Remove all collected trash to the designated area;
	EOD*	Dust all furniture, fixtures, equipment and accessories;
	“	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
	“	Fully vacuum all carpets wall to wall;
	“	Clean all glass partitions, walls, etc.
	Weekly	Using approved spotter, spot clean carpeted areas;
	Monthly	Dust all high areas: (pictures, clocks, furniture partition tops, file cabinets tops, etc.
	“	Spot clean telephone equipment and sanitize receivers;
	“	Dust all low areas; (shelves, baseboards, window sills, chair & table legs, etc.)
	“	Vacuum all fabric furniture;
	Qrtly.	Dust all window drapery or blinds;
	“	Dust HVAC louvers, grills, etc;

B. BRIEFING CENTERS

	Daily	Empty all trash receptacles; replace liners as necessary;
	“	Empty recyclable trash receptacles & remove colleted trash to designated area;
	“	Dust all furniture, fixtures, equipment and accessories;
	“	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
	“	Fully vacuum all carpets wall to wall;
	“	Using approved spotter, spot clean carpeted areas;
	“	Clean all glass partitions, walls, etc.;
	Weekly	Spot clean telephone equipment and sanitize receivers;
	“	Dust all high areas; (pictures, clocks, furniture partition tops, file cabinet tops, etc.)
	Monthly	Dust all low areas; (shelves, baseboards, window sills, chair & table legs, etc.)
	“	Vacuum all fabric furniture;
	Qrtly.	Dust all window drapery or blinds;
	“	Dust HVAC louvers, grills, etc.;

C. KITCHENETTES/COFFEE BARS

	Daily	Empty all trash receptacles; replace liners as necessary;
	“	Empty recyclable trash receptacles & remove collected trash to designated area;
	“	Clean and sanitize all sinks and wipe dry;
	“	Clean and sanitize all table tops;
	“	Clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
	“	Clean the interior & exterior of microwave ovens;
	“	Fully vacuum all carpets wall to wall;
	“	Using approved spotter, spot clean carpeted areas;
	“	Dust mop all hard surface floors with treated or electrostatic dust mop;
	“	Damp mop all stains & spills on hard surface flooring;
	Weekly	Dry buff hard surface flooring with high speed floor machine;
	“	Dust all high areas; (pictures, clocks, furniture partition tops, file cabinet tops, etc.)
	“	Refrigerators are cleaned out;
	Monthly	Clean interior & exterior of standard refrigerator, defrost as necessary;
	“	Machine scrub hard surface floors & apply one coat of polish, allow to dry, then buff;
	“	Dust all low areas; (shelves, baseboards, window sills, chair & table legs, etc.)
	“	Spot clean backs and seats of chairs;
	Qrtly.	Dust HVAC louvers, grills, etc.;

D. BASEMENT

Daily	Empty all trash receptacles; replace liners as necessary;
“	Remove all collected trash to the designated area;
“	Dust all furniture, fixtures, equipment & accessories;
“	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains.
“	Fully vacuum all carpets wall to wall;
“	Using approved spotter, spot clean carpeted areas;
“	Clean all glass partitions, walls, etc.;
Weekly	Dust all high areas; (pictures, clocks, furniture partition tops, file cabinet tops, etc.)
Monthly	Spot clean telephone equipment & sanitize receivers;
“	Dust all low areas; (shelves, baseboards, window sills, chair & table legs, etc.)
“	Vacuum all fabric furniture;
Qrtly	Dust all window drapery or blinds;
“	Dust HVAC louvers, grills, etc.;

E. HARD SURFACE FLOOR CARE

Nightly	Dust mop and damp mop;
Weekly	Spray buff;
Monthly	Scrub & refinish;
Qtrly	Strip & refinish;

F. RESTROOMS

Daily	Empty all trash & sanitary waste receptacles, replace liners as required;
“	Refill all dispensers;
“	Clean and sanitize all restroom fixtures & counters;
“	Clean mirrors, wipe chromes and spot clean partition panels;
“	Sweep and damp mop floors using a germicidal cleaner;
Weekly	Machine scrub all floors;
“	Return all vending machine proceeds to the Manager;
“	Clean light fixtures;
“	Clean air vent grills;
Monthly	Dust and clean all return air vents;
“	Completely wash both sides of partition panels;
Semi-Annual	Hand wash all walls;

G. ELEVATORS

Daily	Completely clean and damp mop hard surface flooring;
“	Clean all stainless steel doors, return panels and thresholds;
“	Clean all stainless steel handrails and baseboards;
Monthly	Wipe out and clean all light fixture, reflectors and return air louvers;
“	Machine scrub hard surface floors, apply one coat of polish, allow to dry, then buff;

H. ELEVATOR LOBBIES

Daily	Clean all elevator doors, frames and thresholds;
“	Clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
“	Clean all glass partitions, walls, etc.;
“	Fully vacuum all carpets wall to wall;
“	Using approved spotter, spot clean carpeted areas;
Monthly	Wipe out and clean all light fixture reflectors and return air louvers;

I. CORRIDORS/AISLES

EOD*	Dust all furniture, fixtures, equipment and accessories;
“	Clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;

“	Clean all glass partitions, side sidelite walls, etc.’
“	Fully vacuum all carpets wall to wall;
“	Clean and polish all drinking fountains;
Weekly	Using approved spotter, spot clean carpeted areas;
“	Dust all low areas; (shelves, baseboards, window sills, chair & table legs, etc.)
Monthly	Dust all high areas; (pictures, clocks, furniture partition tops, file cabinet tops, etc.)
“	Dust HVAC louvers, grills, etc.;

J. LOBBY/CONCOURSE

Daily	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
“	Spot clean door glass and side glass;
“	Vacuum all elevator threshold plates to remove all debris;
“	Polish threshold plates in front of each elevator entry;
“	Clean and polish all bright metal work;
“	Spot clean all metal elevator doors and threshold plates;
“	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Completely clean and polish brass rails, door handles, etc.;
Weekly	Dry buff hard surface floors with high speed floor machine or scrub floors;
“	Vacuum all fabric furniture;
Monthly	Clean all baseboards;
“	Dust all wall surfaces;
“	Dust HVAC louvers;

K. FREIGHT ELEVATOR

EOD*	Completely clean and damp mop hard floor elevator;
“	Vacuum elevator tracks, removing all debris;
Weekly	Polish threshold plates in front of each elevator entry;

L. LOWER LEVEL SERVICE CORRIDOR

Daily	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Mop all stains and spills, especially coffee and drink spills;
Weekly	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
Monthly	Clean all baseboards;
Qtrly	Dust HVAC louvers;

M. JANITORIAL CLOSETS/STORAGE ROOMS

Daily	Clean and arrange all equipment in janitor closet/storage rooms each night and empty vacuum cleaner bags, check belts, sweep and spot mop floor;

N. FIRE STAIRS

Weekly	Police stairs and pick up litter;
Monthly	Damp mop stairs, dust railings, ledges and spot clean;

O. FREIGHT ELEVATOR LOBBIES

Daily	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Mop all stains and spills, especially coffee and drink spills;
“	Vacuum all elevator threshold plates to remove all debris;
“	Polish threshold plates in front of each elevator entry;
Weekly	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
Monthly	Using a high speed floor machine spray buff all hard surface area;
“	Dust all surfaces above normal reach including sills, ledges moldings, door frames & vents;
“	Clean all baseboards;

P. CENTRAL PLANT

Weekly	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Damp mop entire area;
“	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
Semi-Annual	Strip hard surface floor and recoat with three coats of floor polish;

Q. MECHANICAL/ELECTRICAL/EQUIPMENT ROOMS

Qtrly	Using push broom, sweep all open areas;
“	Damp mop entire area;

R. PENTHOUSE

Qtrly	Using push broom, sweep all open areas;
“	Damp mop entire area;

S. DOCK GENERATOR ROOM

Qtrly	Using push broom, sweep all open areas;
“	Damp mop entire area;

T. LOADING DOCK

Daily	Empty all trash receptacles; replace liners if necessary but not less than weekly;
“	Remove all collected trash to designated area;
“	Using push broom, sweep all open areas;
“	Hose floor and remove standing water by using squeegee;

U. GARAGE ELEVATORS & LOBBIES/STAIRS

Daily	Mop all stains and spills, especially coffee and drink spills;
“	Completely clean and damp mop hard floor elevator;
Weekly	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
“	Using push broom, sweep all open areas;
“	Sweep stairs and vacuum landing rugs;

V. FITNESS CENTER/LOCKER ROOMS

Daily	Fully vacuum all carpets from wall to wall;
“	Clean mirrors to hand height;
“	Empty all trash receptacles; replace liners if necessary but no less than weekly;
“	Remove all collected trash to designated area;
“	Wipe exercise equipment with germicide solution;
“	Damp wipe and sanitize gym mats positioned on gym floor;
“	Spot clean telephones and sanitize receivers;
“	Spot clean seating benches removing all soil;
“	Remove all used towels to designated area. Restock clean towels.
“	Refill dispensers, empty trash, clean and sanitize all restroom fixtures, wipe all counters,
“	clean mirrors, wipe chrome, spot wipe partitions, sweep and damp mop floors using a germicidal cleaner. Empty all sanitary waste receptacles;
“	Restock shampoo, conditioner and mouthwash;
Weekly	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
“	Dust all horizontal surfaces;
“	Scrub floors and walls, shower stalls, rubber mats;
“	Wash exterior of lockers using germicidal cleaner;
Monthly	Dust HVAC louvers;

W. BASKETBALL COURT

Daily	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Mop all stains and spills, especially coffee and drink spills;
“	Spot clean all partition glass;

Weekly	Dust all horizontal surfaces;
Monthly	Dry buff all hard surface floors using a standard floor machine;
“	Dust pull out bleachers in gymnasium;

X. LINK

Daily	Spot clean all horizontal & vertical surfaces removing fingerprints, smudges & stains;
“	Dust mop all hard surface floors with treated or electrostatic dust mop;
“	Mop all stains and spills, especially coffee and drink spills;

EXHIBIT L

BMC COMPETITION NOTICE

                    , 2005

BMC Software markets software solutions designed to improve the availability, performance and recoverability of enterprise applications, databases and other information technology systems components operating in mainframe, distributed computing and Internet environments.

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EXHIBIT M

RIGHT OF FIRST REFUSAL

1. Provided no Event of Default has occurred and is continuing and at the time of exercise there remains at least sixty (60) full Lease Months in the initial Term, if Landlord receives a bona fide offer from a third party (a “Third Party Offer ”) to lease all or any portion of the space immediately adjacent to the Premises on the floor on which the Premises are located (the “Refusal Offer”) (the space covered by the Third Party Offer being the “Refusal Space”) and Landlord is willing to accept the terms of such Third Party Offer, then Landlord shall by written notice (the “Offer Notice”) offer to lease to Tenant the Refusal Space on the same terms and conditions as specified in the Refusal Offer, except that (a) Landlord may but shall not be obligated to provide a construction allowance with respect to such space in excess of that provided in the Third Party Offer (pro-rata adjusted if the Third Party Offer is for a longer or shorter term), and (b) as provided in paragraph 3 below. The Offer Notice shall be in writing, specify the Market Rate for the Refusal Space and the construction allowance, if any, and the date on which the Refusal Space shall be included in the Premises by written notice. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire portion of the Refusal Space subject to the Third Party Offer within five (5) Business Days after Landlord delivers to Tenant the Offer Notice. Notwithstanding the foregoing, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the Offer Notice, even if the Offer Notice includes space in excess of the Refusal Space.

2. Tenant’s right of first refusal as to the Refusal Space shall be subordinate to the rights granted to the tenant under that certain Lease Agreement between GX Technology Corporation and BMC Software Texas, L.P. to lease the Refusal Space and any renewal, expansion, rights of first refusal or other preferential rights with respect to such space granted to any one floor or greater tenant in the Project (or renewal rights of a tenant having less than a full floor of the floor on which the Refusal Space is located, the lease for which was subject to this right of first refusal, but as to which Tenant elected not to exercise). Subject to the immediately preceding sentence, the rights of Tenant with respect to a Third Party Offer covering the Refusal Space shall be superior to that of any other tenant in the Building or Project.

3. If Tenant timely elects to lease the Refusal Space within such five (5) Business Day period, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Refusal Space is to be included in the Premises, providing that the Refusal Space shall become part of the Premises on the same terms as included in the Refusal Offer except (a) the term for the Refusal Space shall be coterminous with the Term of this Lease, (b) Tenant shall lease the Refusal Space in an “AS-IS” condition, Landlord shall not be required to perform any work therein, and (c) Landlord shall not provide to Tenant any allowances other than those contained in the Offer Notice (adjusted, if necessary, as described above). Tenant shall have sixty (60) days from the exercise of the Right of First Refusal to prepare the Refusal Space for occupancy and the rental due in connection with the Refusal Space shall commence on the earlier of sixty (60) days from the exercise of the Right of First Refusal or the date Tenant begins occupying all of the Refusal Space for its intended use.

4. If Tenant fails or is unable to timely exercise its right hereunder, time being of the essence with respect to the exercise thereof, then such right shall lapse as to the Refusal Space and Tenant shall have no further right of first refusal rights hereunder.

5. Tenant’s rights under this Exhibit are shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns its interest in this Lease or sublets the Premises in either case to a person or entity that is not an Affiliate, or (c) Tenant does not timely exercise its right of first refusal hereunder (the right being a one-time right).

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